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                                                                    Exhibit 99.1

                   [LETTERHEAD OF SCHLUMBERGER APPEARS HERE]

For Release Tuesday, October 1, 2002 @ 6.30pm EST

SCHLUMBERGER THIRD QUARTER 2002 BUSINESS UPDATE

NEW YORK, October 1, 2002 - Schlumberger Limited [NYSE:SLB] announced today that the WesternGeco seismic joint venture is expected to incur a loss in the quarter. The Schlumberger share of this loss amounts to $15 million after tax and includes losses to completion of $21 million for contracts primarily in Mexico and India. This compares with a $3 million profit in the second quarter. The expected improvements in marine seismic profitability in the Northern Hemisphere did not materialize due to the continued softness in proprietary marine pricing.

Apart from this item, third quarter results in both Oilfield Services and SchlumbergerSema are in line with expectations.

In addition, the SchlumbergerSema cost reduction program continues with a workforce reduction of 750 people during the quarter at a cost of $12 million after tax ($0.02 per share).

Schlumberger Limited [NYSE:SLB] is a global technology services company consisting of two business segments. Schlumberger Oilfield Services is the leading provider of technology services and solutions to the international petroleum industry. SchlumbergerSema is a major IT services company providing information technology to the oil and gas, telecommunications, energy and utilities, finance, transport and public sector markets. In 2001, Schlumberger revenue was $14.3 billion. For more information visit http://www.slb.com. WesternGeco is owned 70% by Schlumberger and 30% by Baker Hughes.

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For more information:
Christian Lange
Director of Investor Relations
Tel: 212 350 9432